Exhibit 10.2

THE ALLSTATE CORPORATION

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED AS OF

July 31, 2009

ARTICLE I

DESIGNATION OF PLAN AND DEFINITIONS

1.1                                TITLE AND PURPOSE

(a)                     Title.  This Plan shall be known as “The Allstate Corporation Deferred Compensation Plan.”

(b)                    Purpose.  This Plan was established by The Allstate Corporation for the purpose of providing deferred compensation for eligible employees.  The Plan is intended to be an unfunded plan maintained for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”).  With respect to amounts deferred on or after January 1, 2005, this Plan is intended to be a nonqualified deferred compensation plan maintained in conformity with the requirements of Internal Revenue Code Section 409A and shall be interpreted accordingly.

(c)                     Effective Date and Plan History.  The Plan was adopted by Allstate Insurance Company effective January 1, 1995.  The Plan was amended and restated by the Company, effective January 1, 1996, November 11, 1997, September 1, 1999, November 1, 2000, November 1, 2001, June 1, 2002, October 7, 2002, May 28, 2004, and December 31, 2008.  The Plan was further amended and restated by the Company, effective July 31, 2009.  The terms of this Plan are effective for all benefits under the Plan that are not fully distributed as of January 1, 2005, except that actions taken on or after January 1, 2005 and prior to December 31, 2008, are subject to the terms of the then existing Plan and, as applicable, a reasonable and good faith interpretation of Code Section 409A and the transition guidance provided thereunder.

1.2                                GENERAL DEFINITIONS

Unless expressly stated otherwise, the following definitions will apply:

(a)                     “Account” shall mean nominal bookkeeping entries made to state the balance of a Participant’s benefit under the Plan.  A Participant’s benefit under the Plan shall be comprised of the total of all sub-accounts, which may include a Pre-2005 Sub-

Account and Post-2004 Sub-Account.  “Account” shall also mean any amounts deferred by a Participant, as adjusted for earnings and debits, under The Allstate Corporation Deferred Compensation Plan for Employee Agents and The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents.

(b)                    “Beneficiary” or “Contingent Beneficiary” shall mean the person or persons last designated in writing by the Participant to the Committee, in accordance with Section 8.4 of this Plan.

(c)                     “Board” shall mean the Board of Directors of the Company.

(d)                    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations and guidance of general applicability issued thereunder.

(e)                     “Committee” shall mean the Committee appointed by the Board of Directors pursuant to Article VI of this Plan, and shall mean those persons to whom the Committee has delegated administrative duties pursuant to Section 6.1(g).

(f)                       “Company” shall mean The Allstate Corporation.

(g)                    “Compensation” shall mean all of the items included in the term “Annual Compensation” as that term is defined in the Allstate Retirement Plan without regard to the annual compensation limit imposed by Code Section 401(a)(17).

(h)                    “Compensation Floor” shall be the compensation limit in effect pursuant to Code Section 401(a)(17) for a Plan Year.

(i)                        “Controlled Group” shall mean any corporation or other business entity which is included in a controlled group of corporations, within the meaning of section 1563(a)(i) of the Code, within which the Company is also included.

(j)                        “Current Plan Year” shall mean the Plan Year in which amounts are deferred pursuant to a valid deferral election, in accordance with Section 2.2.

(k)                     “Eligible Compensation” shall mean the greater of (i) an Employee’s projected  Compensation based on his or her Compensation for the month ending on December 31 of the Prior Plan Year, annualized in such manner as the Committee shall determine; (ii) an Employee’s projected annualized base salary based on his or her Compensation for the month ending on December 31 of the Prior Plan Year, annualized in such manner as the Committee shall determine; or (iii) an Employee’s Compensation for the calendar year two years before a Plan Year.  For purposes of this definition, “Compensation” shall not include any bonus amounts paid on a monthly, quarterly or other nonannual basis.

(l)                        “Eligible Employee” shall mean any Employee who the Committee determines shall be eligible to participate in the Plan and whose (i) Eligible Salary is expected to exceed the Compensation Floor, or (ii) Eligible Compensation is expected to exceed the Compensation Floor for the Plan Year and, therefore, is eligible to make a deferral under Article II of this Plan.

(m)                  “Eligible Salary” shall mean an Employee’s base salary during the Prior Plan Year annualized in such manner as the Committee shall determine, plus any bonus amounts paid on a monthly, quarterly or other nonannual basis included as Compensation during the Prior Plan Year up through the date the Employee’s eligibility is determined, as set forth by the Committee.

(n)                    “Employee” shall mean any regular, full-time employee of the Employer, but shall in no event include persons classified as agents.  If a person is not considered to be an “Employee” for purposes of Plan eligibility, a later change in the person’s status, even if the change in status is applicable to prior years, will not have a retroactive effect for Plan purposes.

(o)                    “Employer” shall mean the Company, Allstate Insurance Company, Allstate New Jersey Insurance Company, Allstate Bank and any other entity within the Controlled Group that adopts the terms of the Plan, as agreed to by the entity’s Board of Directors, with the approval of the Committee.

(p)                    “Hardship” shall apply only to a Participant’s Pre-2005 Sub-Account and shall mean the occurrence of a distribution that satisfies the requirements of Code section 401(k)(2)(B)(i)(IV) from a tax-qualified plan maintained by an Employer, with the approval of the Committee.

(q)                    “Incentive” shall mean the amount actually payable to a Participant under an annual cash incentive program sponsored by the employer.  An Incentive earned during a Plan Year becomes payable in the calendar year next following the Plan Year.  Any bonus amounts earned for periods of less than 12 months or that are payable to a Participant on a monthly, quarterly or any other nonannual basis under any cash incentive or award program shall not be considered an Incentive under this Plan.

(r)                       “Investment” shall mean the elections made by Participants, as allowed for in Section 4.3 of the Plan, to allocate and reallocate deferrals and Account balances among the Investment Options described in Section 4.3(b), together with accruals and adjustments reflecting the hypothetical experience of the Investment Options.

(s)                     “Participant” shall mean an Eligible Employee who has an Account balance in the Plan.

(t)                       “Plan” shall mean The Allstate Corporation Deferred Compensation Plan as set forth herein, and as amended from time to time in accordance with Article VII hereof.

(u)                    “Plan Year” shall mean the fiscal year of the Company, which is a calendar year.

(v)                    “Post-2004 Sub-Account” shall mean a nominal bookkeeping sub-account of the Participant’s Account established to state the balance of (i) Compensation deferred by a Participant under the Plan on or after January 1, 2005, as adjusted pursuant to Article IV of the Plan, (ii) any cash amounts automatically directed to this Plan on or after January 1, 2005 by action of the Board of Directors of The Allstate Corporation or a committee thereof; and (iii) earnings and losses on amounts contributed pursuant to (i) and (ii) of this subsection, pursuant to Article IV.  “Post-2004 Sub-Account shall refer to the total of the Participant’s benefit under this Plan with respect to amounts deferred or otherwise credited on or after January 1, 2005, pursuant to Section 4.2.

(w)                  “Pre-2005 Sub-Account” shall mean a nominal bookkeeping sub-account of the Participant’s Account established to state the balance of (i) Compensation that was fully earned and vested prior to January 1, 2005, and deferred by a Participant under the terms of the Plan then in effect; (ii) any cash amounts automatically directed to this Plan and fully earned and vested prior to January 1, 2005 by action of the Board of Directors of The Allstate Corporation or a committee thereof; and (iii) subsequent earnings and losses on amounts contributed pursuant to (i) and (ii) of this subsection, pursuant to Article IV.

(x)                      “Prior Plan Year” shall mean the Plan Year immediately preceding the Current Plan Year.

(y)                    “Separation from Service” shall mean the termination of employment or cessation or reduction of services by a Participant that results in a distribution as specifically defined and determined under Article V of the Plan.  “Separation from Service” shall have distinct meanings with respect to the Pre-2005 Sub-Account and the Post-2004 Sub-Account, as set forth in Article V of the Plan.

(z)                      “Unforeseeable Financial Emergency” shall apply only to a Participant’s Post-2004 Sub-Account and shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; but shall not include any of the foregoing to the extent such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan.  In making its determination, the Committee shall be guided by the prevailing authorities applicable under the Code so as to result in the Participant not being in constructive receipt or subject to penalties under Code Section 409A with respect to any distribution or cancellation of a deferral due to an Unforeseeable Financial Emergency.

ARTICLE II

PARTICIPATION

2.1                                PARTICIPATION AND DEFERRAL ELECTIONS

An Eligible Employee shall become a Participant upon the filing of an election to defer base salary or Incentive and shall continue as a Participant until his or her Account has been fully paid pursuant to the provisions of Article V.  An election to defer base salary or Incentives shall specify the percentage of compensation to be deferred under the Plan for a Plan Year.  An election to defer base salary or Incentive shall be filed in the manner and at the time that the Committee may specify in its discretion from time to time.

2.2                                TIMING OF DEFERRAL ELECTIONS

(a)                     In no event shall a Participant be permitted to make a deferral election with respect to his or her base salary after December 31 of the calendar year preceding the Plan Year in which such deferral election shall take effect.  All elections to defer base salary for a Plan Year shall be irrevocable as of December 31 of the preceding Plan Year (or such earlier date as may be determined by the Committee from time to time) and, therefore, may not be changed by either the Committee or the Participant after December 31 (or such earlier date, if applicable).

(b)                    An election to defer Incentive shall be filed no later than December 31 of the calendar year preceding the Plan Year in which services are first performed with respect to such Incentive, unless the Committee determines that a Participant’s Incentive constitutes “performance-based compensation” within the meaning of Code Section 409A.  In such case, the Committee may establish a later date for the filing of Incentive deferral elections; provided that, as of such date established by the Committee, Incentive is not readily ascertainable within the meaning of Code Section 409A, and further provided that such date shall in no event be later than 6 months prior to the end of the applicable performance period for such Incentive.  Such deferral election shall be irrevocable as of the filing date established by the Committee.  Notwithstanding the foregoing, a Participant’s election made in 2008 to defer Incentive earned in 2008 shall apply to the Participant’s entire Incentive earned in 2008, including any amounts that may not constitute performance-based compensation.  To the extent a Participant’s election made in 2008 results in a deferral of any portion of the Participant’s Incentive that does not constitute performance-based compensation, such deferral election shall be deemed to be a transition relief election pursuant to Code Section 409A.

(c)                     “Evergreen” Deferral Elections.  The Committee may in its discretion establish rules from time to time under which deferral elections provided in this Section  2.2 shall remain in effect for all succeeding Plan Years in which the Participant is eligible to make a deferral election unless and until the Participant files a subsequent deferral election.

(d)                  Hardship and Unforeseeable Financial Emergency.  Notwithstanding the other provisions of this section 2.2, the Committee may in its sole discretion rescind a deferral election of a Participant if the Participant experiences a Hardship or upon the Committee’s determination that the Participant has experienced an Unforeseeable Financial Emergency.  Any subsequent election to defer shall be subject to the terms of this Section 2.2(a) and (b).

ARTICLE III

DEFERRALS

3.1                                AMOUNT OF DEFERRAL

(a)                     Elections made pursuant to Section 2.2(a) to defer base salary shall be made in whole number percentages up to eighty (80) percent and shall apply only to base salary payable on or after the Participant has earned Compensation in the Plan Year equal to the Compensation Floor for the Plan Year.

(b)                    Elections made pursuant to Section 2.2(b) to defer Incentive shall be made in whole number percentages up to one hundred (100) percent.  If a Participant’s Compensation (determined solely for this purpose on an annualized basis as of the date that such election becomes irrevocable pursuant to Section 2.2(b)) does not exceed the Compensation Floor, the election to defer Incentive shall be reduced dollar for dollar until the total of such Compensation and the Incentive that is not deferred and is payable to the Participant equals the Compensation Floor.

3.2                                EFFECTIVE DATE OF DEFERRAL

Compensation deferred shall be credited to a Participant’s Account by bookkeeping entry as set forth in Section 4.2.

3.3                                 USE OF AMOUNTS DEFERRED

Amounts credited to Accounts shall be a part of the general funds of the Company, shall be subject to all the risks of the Company’s business, and may be deposited, invested or expended in any manner whatsoever by the Company.

ARTICLE IV

ACCOUNTS AND VESTING

4.1                                 ESTABLISHMENT OF ACCOUNT

The Committee shall establish, by bookkeeping entry on the books of the Company, an Account for each Participant.  Accounts shall not be funded in any manner.

4.2                                 CONTRIBUTIONS TO ACCOUNT

The Committee shall cause deferred Compensation to be credited by bookkeeping entry to each Participant’s Account as of the last day of the month in which the Compensation or any cash amounts automatically directed to this Plan otherwise would have been payable to the Participant, or as soon thereafter as is administratively practicable.

4.3                                 MAINTENANCE OF ACCOUNT BALANCES - INVESTMENT

(a)                      A Participant may make an Investment with respect to amounts in his or her Account.  Each Investment shall be made in accordance with procedures established by the Committee and shall specify that portion of the Participant’s deferrals on the date of such election to be invested in each Investment Option (as defined in Section 4.3(b) below).  In its sole discretion, the Committee may withhold one or more of the Investment Options from Investment by Participants for a Plan Year or Years.  Investments of deferrals must be made in whole percentage increments.

Each Account shall be adjusted, as applicable, to apply contributions, dividend equivalents, investment gains and losses net of any Plan administration and investment expenses, and distributions.  All such adjustments shall be bookkeeping entries reflecting hypothetical experience for the Investment Options in which

Investments are made.

(b)                     The Investment Options in which Investments may be made are:

(1)                      Investment Option #1 – Stable Value Fund. The Stable Value Fund, managed by INVESCO Institutional (N.A.), Inc., (“INVESCO”) consists of a number of investment contracts issued by a diversified group of high quality insurance companies, banks, and other financial institutions (excluding Allstate companies).

The investment contracts are supported by use of investment portfolios holding a diversified mix of high quality fixed-income securities. The average credit quality of all of the investments backing the Stable Value Fund contracts is AA/Aa or better as measured by Standard &Poor’s or Moody’s credit rating services. Derivative securities may be used for hedging and replication purposes only. U.S. Treasury securities and U.S. Treasury futures may be used to manage interest rate risk.

The credited rate of interest of the Stable Value Fund is the average return of all investments held in the fund.

(2)                              Investment Option #2 – Bond Fund.  The Bond Fund invests in both the Passive Bond Market Index Securities Lending Series Fund Class A and the Passive Bond Market Index Non-Lending Series Fund – Class A, which are collective funds managed by State Street Global Advisors (SSgA).  The underlying portfolio’s investments include U.S. Treasury, agency, corporate, mortgage-backed, commercial mortgage-backed securities, and asset-backed securities. The fund’s objective is to match the total rate of return of the Barclays Capital U.S. Aggregate Index (the “Barclays Index”), a broad-based domestic bond index composed of more than 5,000 debt securities with all securities having an average life of at least one year. The portfolio is managed duration-neutral to the Barclays Index at all times.  Overall sector and quality weightings are also matched to the Barclays Index, with individual security selection based upon security availability and SSgA’s analysis of its impact on the portfolio’s weightings.

Effective July 2009, a transition of the investments of the Bond Fund away from the Passive Bond Market Index Securities Lending Series Fund - Class A into the Passive Bond Market Index Non-Lending Series Fund - Class A began.  Based on current restrictions imposed by SSgA, the majority of the transition from the Passive Bond Market Index Securities Lending Series Fund - Class A to the Passive Bond Market Index Non-Lending Series Fund - Class A is expected to be completed by the end of 2012.

(3)                      Investment Option #3 – S&P 500 Fund1.  The S&P 500 Fund invests in both the S&P 500 Flagship Securities Lending Series Fund Class A and the S&P 500 Flagship Non-Lending Series Fund Class A, which are collective funds managed by SSgA. The fund’s objective is to match the total rate of return of the Standard & Poor’s (S&P) 500 Index, which consists of 500 stocks chosen for market size, liquidity and industry group representation. The fund seeks to maintain the returns of the S&P 500 Index by investing in a portfolio that replicates the S&P 500 Index by owning securities in the same capitalization weights as they appear in the S&P 500 Index. Effective July 2009, a transition of the investments of the S&P 500 Fund away from the S&P 500 Flagship Securities Lending Series Fund - Class A into the S&P 500 Flagship Non-Lending Series Fund - Class A began.  Based on current restrictions imposed by SSgA, the majority of the transition from the S&P 500 Flagship Securities Lending Series Fund - Class A to the S&P 500 Flagship Non-Lending Series Fund - Class A Lending is expected to be completed by the end of 2012.

(4)                            Investment Option #4 – International Equity Fund - The International Equity Fund invests in both the Daily EAFE Index Securities Lending Series Fund Class T and the Daily EAFE Index Non-Lending Series Fund Class A, which are collective funds managed by SSgA.  The fund’s objective is to match the total rate of returns and characteristics of the Morgan Stanley Capital

1 Standard & Poor’s ®, S&P®, S&P 500 Index and Standard & Poor’s 500 Index are trademarks of Standard & Poor’s Corporation (S&P) and have been licensed for use by State Street Bank and Trust Company.  The product is not sponsored, endorsed, listed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in this product.

International (MSCI) Europe, Australia, Far East (EAFE) Index (the “EAFE Index”). The EAFE Index consists of more than 1,200 stocks in over 21 developed market countries outside of North and South America, and represents approximately 85% of the total market capitalization in those countries. The fund seeks to maintain the returns of the EAFE Index by investing in a portfolio that replicates the EAFE Index.

Effective July 2009, a transition of the investments of the International Equity Fund away from the Daily EAFE Index Securities Lending Series Fund - Class T into the Daily EAFE Index Non-Lending Series Fund - Class A began.  Based on current restrictions imposed by SSgA, the majority of the transition from the Daily EAFE Index Securities Lending Series Fund - Class T to the Daily EAFE Index Non-Lending Series Fund - Class A is expected to be completed by the end of 2012.

Restrictions apply to reallocations of money into the International Equity Fund. This means that you are prohibited from using the reallocation feature to move money into the International Equity Fund within any 30-calendar day period following the date you moved money out of the International Equity Fund through reallocation. Any subsequent reallocation of money out of the International Equity Fund during a 30-calendar day restriction period will start a new 30-day restriction period. The 30-calendar day restriction does not apply to employee deferrals into the International Equity Fund or to hardship withdrawals from the International Equity Fund.

Reallocations or transfers of money out of the International Equity Fund are allowed at any time. The restriction applies only to reallocations into the International Equity Fund.

(5)                            Investment Option #5 – Russell 2000 Fund - The Russell 2000 Fund invests in both the Russell 2000 Index Securities Lending Series Fund  – Class A and the Russell 2000 Index Non-Lending Series Fund - Class A, which are collective funds managed by SSgA. The fund’s objective is to match the total rate of returns and characteristics of the Russell 2000 Index, which consists of the smallest 2,000 U.S. securities in the Russell 3000 Index. The fund seeks to match the return of the Russell 3000 Index by investing in a portfolio that holds the securities of the Russell 3000 Index.

Effective July 2009, a transition of the investments of the Russell 2000 Fund away from the Russell 2000 Index Securities Lending Series Fund - Class A into the Russell 2000 Index Non-Lending Series Fund - Class A began.  Based on current restrictions imposed by SSgA, the majority of the transition from the Russell 2000 Index Securities Lending Series Fund - Class A to the Russell 2000 Index Non-Lending Series Fund - Class A is expected to be completed by the end of 2012.

(c)                      A Participant may change his Investment elections at such time and in such manner, and with respect to such existing Account balances and future contributions, as the Committee shall determine; any such changes to be effective only in accordance with such procedures as established from time to time by the Committee.  Any reallocations of existing Account balances must be made in whole percentage increments.  A reallocation election will become effective as set forth in Plan procedures.  Any reallocations of existing Account balances made under this Plan will simultaneously apply to any amounts the Participant may have deferred under either The Allstate Corporation Deferred Compensation Plan for Employee Agents or The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents.

4.4                                 VESTING

A Participant shall be fully vested in his or her Account at all times, subject to Sections 3.3, 8.2 and 8.3.

ARTICLE V

PAYMENTS

5.1                                 EVENTS CAUSING ACCOUNTS TO BECOME DISTRIBUTABLE

(a)           Pre-2005 Sub-Account.  All references to “Account” in this Section 5.1(a) shall refer solely to the portion of a Participant’s Account, if any, that is the Pre-2005 Sub-Account.

(1)                          A Participant’s Account shall become distributable upon notification to the Plan of the Participant’s Separation from Service or, at the election of the Participant pursuant to Section 5.3(a), in one of the first through fifth years after Separation from Service.  In either event, the Participant may elect to receive payment in a lump sum or in annual installments as provided in Section 5.3(a).

For purposes of this Section 5.1(a), “Separation from Service” shall mean the termination of a Participant’s employment with any company in the Controlled Group for any reason whatsoever, including retirement, resignation, dismissal or death, but does not include a transfer of status to an employee agent or to an Exclusive Agent Independent Contractor or Exclusive Financial Specialist Independent Contractor for Allstate Insurance Company, Allstate New Jersey Insurance Company, Allstate Life Insurance Company or for any other member of the Controlled Group.  “Separation from Service” shall also mean the subsequent termination of any Exclusive Agent Independent Contractor or Exclusive Financial Specialist Independent Contractor agreement, unless such termination results from acceptance of employment with any member of the Controlled Group.

(2)                          That portion of a Participant’s Account determined to be necessary to alleviate a demonstrated Hardship shall become distributable upon the date of such determination, subject to Section 5.2.

(3)                          Special Distribution Rule for Participants Prior to September 1, 1999.  For those Participants who irrevocably elected to do so on or before September 1, 1999, such Participants may receive a distribution as of the first day of any Plan Year prior to his or her Separation from Service. The portion of the Participant’s Account attributable to Compensation deferred, and accruals thereon, shall be distributed on the date elected.  Any balance in the Participant’s Account remaining after any payment under this paragraph and any balance in the Account attributable to participation in the Plan in any year subsequent to the year in which a payout on such date certain occurs, shall become distributable to the Participant as provided in paragraphs (1), (2) or (3) of this Section 5.1(a).

(4)                          Effective September 1, 1999, a Participant may at any time irrevocably elect to receive distribution of his or her entire Account balance, subject to the forfeiture to the Company of 10% of such Account balance and subject to suspension of deferrals in the Plan by the Participant for the remainder of the Plan Year and for the next succeeding Plan Year (“Suspension Period”). Such election will cause any pending election of Incentive deferrals payable during the Suspension Period to be voided.  The Participant’s Account balance shall become distributable subject to Section 5.2 following the date of such election.

(5)                          In the event of a Participant’s death prior to distribution of his or her entire Account balance, the remaining Account balance shall become distributable following the date on which all events have occurred which entitle the Beneficiary or Beneficiaries to payment.

(b)                                 Post-2004 Sub-Account. All references to “Account” in this Section 5.1(b) shall refer solely to the portion of a Participant’s Account, if any, that is the Post-2004 Sub-Account.

(1)                          Distributions of the Account shall be made (in the case of a lump sum) or commence (in the case of installments) on the first day of the first calendar month that commences after the six (6) month anniversary of the Participant’s Separation from Service.  Unless otherwise specified pursuant to Section 5.3, distributions shall be in the form of a single lump sum payment.  For purposes of this Section 5.1(b), “Separation from Service” shall mean a termination of employment upon which a Participant ceases performing services for all entities within the Controlled Group.  Notwithstanding, a Separation from Service shall also include a reduction in a Participant’s rate of services to any such entity that is reasonably anticipated to be a permanent reduction to a rate that is 20 percent or less of the average rate of services performed by the Participant in the 36 months prior to such reduction.  If a Participant ceases or reduces services under a bona fide leave of absence, a Separation from Service occurs after the close of the 6-month anniversary of such leave; provided, however, that if the Participant has a statutory or contractual right to reemployment, the Separation from Service shall be delayed until the date that the Participant’s right ceases or, if the Participant resumes services, until the Participant subsequently Separates from Service.  For purposes of determining whether a Participant has a Separation from Service, services taken into account shall include services performed for the Company as an independent contractor but not services performed as a non-employee member of the board of directors of any entity within the Controlled Group.  Determination of whether a Separation from Service occurs shall be made in a manner that is consistent with Treas. Reg. 1.409A-1(h).

(2)                          In the event of a Participant’s death prior to the full distribution of his or her Account, the undistributed Account shall be distributed to the Participant’s Beneficiary within 90 days of the Participant’s death.

(3)                          The Committee retains sole discretion to determine whether and to what extent all or any portion of an Account may be payable on account of an Unforeseeable Financial Emergency.  If the Committee determines that such distribution shall be made, payment shall be made within 30 days of the determination of Unforeseeable Financial Emergency and the Committee may, in its discretion, determine how any partial distribution of the Account shall be allocated among the hypothetical Investment options applicable to such Account.

(4)                         Payment Dates.  If a payment is due on a nonbusiness day or a federal or state holiday, such payment shall be due on the next succeeding business day.

5.2                               NOTICE OF ACCOUNT PAYMENT AND COMMENCEMENT OF DISTRIBUTION FOR PRE-2005 SUB-ACCOUNTS

The Committee or its appointed representative shall notify a Participant or Beneficiary, as the case may be, as soon as practicable after the first day of the month next following the date on which the Pre-2005 Sub-Account becomes distributable, that he or she is entitled to receive payment from the Pre-2005 Sub-Account, the balance of which shall be computed as of the close of business on the last day of the month in which the Pre-2005 Sub-Account becomes distributable.  Distribution of Pre-2005 Sub-Account balances shall commence as soon as practicable after the first day of the month next following the date on which the Pre-2005 Sub-Account becomes distributable.

5.3                               FORM OF PAYMENT

(a)                     Except as provided in paragraphs (c) and (d) of this Section 5.3 and Article VIII hereof, payments of Account balances to a Participant shall be in the form of one lump sum payment or annual cash installment payments over a minimum of 2 and a maximum of 10 years, at the election of the Participant.  The provisions of this Section 5.3 apply separately to the Pre-2005 Sub-Account and the Post-2004 Sub-Account and, accordingly, different forms of payments may be made from each such sub-account.

(b)                     The amount of each annual installment payable to a Participant who has elected to receive installment payments shall be as follows:  The first annual installment payment shall, for a Participant who has elected to receive installment payments commencing upon his or her Separation from Service, be computed as of the close of business on the last day of the month in which the Account becomes distributable, and the amount of such payment shall equal his or her Account balance as of such date, divided by the number of installments including the one being paid.  The first annual installment payment shall, for a Participant who has elected to receive installment payments commencing in one of the first through fifth years after Separation from Service, be computed as of the close of the first business day of the year preceding the year in which the Account balance becomes distributable, and the amount of such payment shall equal his or her Account balance as of such date, divided by the number of installments including the one being paid.  Each subsequent installment payment shall be computed as of the close of the last business day of the year thereafter, and the amount of each subsequent payment shall equal his or her remaining Account balance, divided by the number of remaining installments including the one being paid.  Investment gains or losses and other adjustments shall continue with respect to the entire unpaid Account balance, as provided in Section 4.3.

(c)                      In the event of a Participant’s death prior to distribution of his or her entire Account balance, the remaining Account balance shall be paid in a lump sum to the Participant’s Beneficiary or Beneficiaries, subject to Sections 5.1(a)(5) and 5.1(b)(2).

(d)                     Notwithstanding the provisions of paragraphs (a) and (b) above, if the Account balance is $5,000 or less on any date a payment is to be made to a Participant, the payment shall be the remaining unpaid Account balance.

5.4                               DISTRIBUTION ELECTION

(a)                     Each Participant shall elect his or her desired form of payment, in accordance with procedures established by the Committee, at the time of his or her initial participation election set forth in Section 2.1.

(b)                     This Section 5.4(b) shall apply solely with respect to Pre-2005 Sub-Accounts.  Except for distribution elections under Section 5.1(a)(3) and (4), each Participant may from time to time revise the terms of distribution of the Participants Accounts, in accordance with the procedures established by the Committee, provided that (i) the revised notice of the desired form of payment shall be made by the Participant no less than twelve months prior to the date on which payment is to commence, but in any event no later than the day before the date of the Participant’s Separation from Service and (ii) in any event, distribution of the Participant’s Account shall not commence earlier than twelve months after the Participant’s revised notice of the desired form of payment is made.

(c)                      This Section 5.4(c) shall apply solely with respect to Post-2004 Sub-Accounts.  Installments shall be paid only if a Participant filed an irrevocable election to receive installment payments in a manner acceptable to the Committee on or before the later of December 31, 2008, or the date of the Participant’s initial election to defer base salary or Incentive under the Plan.  Installment payments shall be treated as a right to a series of separate payments for purposes of Code Section 409A.

ARTICLE VI

ADMINISTRATION

6.1                               GENERAL ADMINISTRATION; RIGHTS AND DUTIES

The Board shall appoint the Committee, which, subject to the express limitations of the Plan, shall be charged with the general administration of the Plan on behalf of the Participants.  The Committee shall also be responsible for carrying out its provisions, and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

(a)                 To construe and interpret the Plan;

(b)                 To compute the amount of benefits payable to Participants;

(c)                  To authorize all disbursements by the Company of Account balances pursuant to the Plan;

(d)                 To maintain all the necessary records for the administration of the Plan;

(e)                  To make and publish rules for administration and interpretation of the Plan and the transaction of its business;

(f)                   To make available to each Participant the current value of his or her Account;

(g)                  To delegate the administration of the Plan in accordance with its terms to officers or employees of the Company, of Allstate Insurance Company or of an

independent consultant retained by the Committee who the Committee believes to be reliable and competent.  The Committee may authorize officers or employees of the Company or of Allstate Insurance Company to whom it has delegated duties under the Plan to appoint other persons to assist the delegate in administering the Plan; and

(h)                 To refuse to accept the deferral of amounts the Committee or its delegate considers too small to be administratively feasible.

The determination of the Committee as to any disputed question or controversy shall be conclusive.

6.2                               CLAIMS PROCEDURES

Each Participant or Beneficiary (for purposes of this Section 6.2. referred to as a “Claimant”) may submit a claim for benefits to the Committee (or other person designated by the Committee) in writing in such form as is permitted by the Committee.  A Claimant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits, prior to his filing a claim for benefits and exhausting his rights to review in accordance with this Section 6.2.

A properly filed claim for benefits shall be evaluated and the Claimant shall be notified in writing of the approval or the denial within ninety (90) days after the receipt of such claim unless special circumstances require an extension of time for processing the claim.  If such an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period, and such notice shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the claim was filed).  Written notice to a Claimant shall advise whether the claim is granted or denied, in whole or in part, and if denied, shall contain (1) the specific reasons for the denial, (2) references to pertinent Plan provisions on which the denial is based, (3) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and (4) the Claimant’s rights to seek a review of the denial.

If a claim is denied, in whole or in part, the Claimant shall have the right to request that the Committee (or person designated by the Committee) review the denial, provided that he files a written request for review with the Committee within sixty (60) days after the date on which he received written notice of the denial.  A Claimant (or his duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Committee.  Within sixty (60) days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall, within such initial sixty (60) day period, be given a written notice specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within one hundred and twenty (120) days after the date on which the request for review was filed).  The decision on review shall be forwarded to the Claimant in writing and shall include specific reasons for the decision and references to Plan provisions upon which the decision is based.  A decision on review shall be final and binding on all persons for all purposes.

ARTICLE VII

PLAN AMENDMENTS AND TERMINATION

7.1                               AMENDMENTS

The Company shall have the right to amend this Plan from time to time by resolutions of the Board or by the Committee, and to amend or rescind any such amendments; provided, however, that no action under this Section 7.1 shall in any way reduce the amount of Compensation deferred or reduce the value of any Account.  All amendments shall be in writing and shall be effective as provided subject to the limitations in this Section 7.1.

7.2                               TERMINATION OF PLAN

The Company expects that the Plan will continue indefinitely but continuance of the Plan is not a contractual or other obligation of the Company.  The Company reserves its right to discontinue the Plan at any time by resolution of the Board; however, no such action shall reduce the value of an Account or result in a distribution that does not conform to the requirements of Code Section 409A.

ARTICLE VIII

MISCELLANEOUS

8.1                               NOTIFICATION TO COMMITTEE

Any election made or notification given by a Participant pursuant to this Plan shall be made in accordance with procedures established by the Committee or its designated representative, and shall be deemed to have been made or given on the date received by the Committee or such representative.

8.2                               PARTICIPANT’S EMPLOYMENT

Participation in this Plan shall not give any Participant the right to be retained in the employ of the Company, Allstate Insurance Company or any member of the Controlled Group, or any other right or interest other than as herein provided.  No Participant or Employee shall have any right to any payment or benefit except to the extent provided in this Plan.

8.3                               STATUS OF PARTICIPANTS

This Plan shall create only a contractual obligation on the part of the Company and shall not be construed as creating a trust or other fiduciary relationship with Participants.  Participants will have only the rights of general unsecured creditors of the Company with respect to Compensation deferred and investment gains and losses credited to their Accounts.

8.4                               BENEFICIARIES AND CONTINGENT BENEFICIARIES

(a)                                 Beneficiary Designation.  Each Participant shall, in accordance with procedures established by the Committee, designate one or more persons or entities (including a trust or trusts or his or her estate) to receive distribution of his or her Account that are not distributed prior to the Participant’s death.  The Participant may also designate a person or persons as a Contingent Beneficiary who shall succeed to the rights of the person or persons originally designated as Beneficiary, in case the latter should die.  The Participant may from time to time change any designation of Beneficiary or Contingent Beneficiary so made, by submitting a new designation in accordance with procedures established by the Committee.  The last valid designation made by a Participant under the Plan, in accordance with procedures established by the Committee, shall be controlling.

(b)                                 Spousal Consent Required.  In the event a Participant designates a person other than his or her spouse as Beneficiary of any interests under this Plan, the Participant’s spouse shall sign a notarized statement specifically approving such designation and authorizing the Committee to make payment of such interests in the manner provided in such designation.  In the absence of such designation by the Participant, or in the absence of spousal approval and authorization as herein above provided, or in the event of the death, prior to or simultaneous with the death of the Participant, of all Beneficiaries or Contingent Beneficiaries, as the case may be, to whom payments were to be made pursuant to a designation by the Participant, such payments or any balance thereof shall be paid to the Participant’s spouse or, if there is no surviving spouse, to the Participant’s estate, or, if there is no estate, according to the Illinois laws of descent and distribution.

(c)                                  Death of Beneficiary.  In the event of the death, subsequent to the death of the Participant, of a Beneficiary or Contingent Beneficiary, as the case may be, to whom such payments were to be made or were being made pursuant to a designation under this section, such payments or any balance thereof shall be paid to the estate of such Beneficiary or Contingent Beneficiary.

8.5                               TAXES AND OTHER CHARGES

To the extent permitted by law, if the whole or any part of a Participant’s Account shall become the subject of any federal, state or local tax which the Company shall legally be required to withhold or pay, the Company shall reduce an Account with respect to such tax paid.

8.6                               BENEFITS NOT ASSIGNABLE; OBLIGATIONS BINDING UPON SUCCESSORS

Benefits under this Plan and rights to receive the amounts credited to the Account of a Participant shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan shall not be permitted or recognized.  Obligations of the Company under this Plan shall be binding upon successors of the Company.

8.7                               ILLINOIS LAW GOVERNS; SAVING CLAUSE

The validity of this Plan or any of its provisions shall be construed and governed in all respects under and by the laws of the State of Illinois.  If any provisions of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.8                               HEADINGS NOT PART OF PLAN

Headings and subheadings in this Plan are inserted for reference only, and are not to be considered in the construction of the provisions hereof.